EXHIBIT 99.1

For Immediate Release

SHERMEN WSC ACQUISITION CORP. SETS DATE FOR SPECIAL MEETING
OF STOCKHOLDERS FOR VOTE RELATING TO THE PROPOSED MERGER
WITH ED&F MAN HOLDINGS LIMITED’S BULK LIQUID STORAGE AND
LIQUID ANIMAL FEED SUPPLEMENT BUSINESSES

NEW YORK, NY, April 27, 2009

Shermen WSC Acquisition Corp. (OTCBB: SACQU) (“Shermen”), a special-purpose acquisition company, today announced that a special meeting of its stockholders will be held at 9:00 a.m. local time on Thursday, May 21, 2009, at the offices of Dechert LLP located at 1095 Avenue of the Americas, New York, NY 10036.

At the special meeting, stockholders of Shermen will be asked to vote on, among other proposals, a proposal to approve the previously disclosed Transaction Agreement, dated as of November 25, 2008, by and among Shermen, ED&F Man Holdings Limited (“ED&F Man”) and certain other entities, pursuant to which Shermen will acquire from ED&F Man its bulk liquid storage and liquid animal supplement businesses.  Stockholders of record as of the close of business on Thursday, May 7, 2009, will be entitled to vote at the special meeting.

About Shermen

Shermen is a “blank check” company organized under the laws of the State of Delaware for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the agriculture industry.  In 2007, Shermen through its initial public offering raised, net of fees and expenses, approximately $131.5 million including $3.65 million in a private placement of warrants that were deposited into a trust account.  Shermen has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities.

Additional Information and Where to Find It

This press release is not a proxy statement or a solicitation of proxies from Shermen’s stockholders.  Any solicitation of proxies will be made only by the definitive proxy statement of Shermen that will be mailed to all stockholders.  Stockholders of Shermen and other interested persons are advised to read Shermen’s preliminary proxy statement, and amendments thereto, and definitive proxy statement, when available, in connection with Shermen’s solicitation of proxies for the special meeting to be held to approve the proposed transaction because these proxy statements will contain important information about Shermen, ED&F Man and the proposed transaction.  Shermen’s preliminary proxy statement is available from the SEC’s website at http://www.sec.gov/.

For further information:

Shermen WSC Acquisition Corp.
Francis P. Jenkins, III	Tel: (212) 332-2858

Lazard Capital Markets LLC
David G. McMillan, Jr.	Tel: (212) 632-6719